UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 21, 2004

Date of Report (Date of earliest event reported)

RADVIEW SOFTWARE LTD.

(Exact name of registrant as specified in its charter)

Israel	0-31151	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 New England Executive Park, Burlington, MA 01803
(Address of principal executive offices)

(781) 238-1111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement

On December 21, 2004, RadView Software Ltd. entered into a license and distribution agreement with Allen Systems Group, Inc., or ASG, under which RadView has granted to ASG the non-exclusive right to distribute RadView’s TestView product suite in object-code form for a term of two years.  ASG is required pay to RadView royalties on its sales of the products and to distribute the products under its own trade names.

        In addition, RadView granted to ASG an option to purchase from RadView expanded rights to the TestView suite of products through June 21, 2005.  The option purchase price is $2,500,000, payable in two installments of $1,250,000 each, the first on the date of option exercise and the second on the first anniversary of the option exercise.  In addition, ASG would continue to pay to RadView royalties on its sales of the products for two years after the option exercise at a reduced royalty rate.  Thereafter, ASG would have no further payment obligations to RadView for the sale of the products by ASG.  The expanded rights include the right of ASG to access and use source code for the TestView suite of products and the right to create derivative products.  RadView is obligated to provide to ASG new product releases for six months following the option exercise and product corrections for two years following the option exercise.

On December 21, 2004, the Company issued a press release announcing that it had entered into the agreement with ASG.  A copy of this press release is filed as an exhibit to this report.

Item 9.01  Financial Statements and Exhibits

99.1               Press release issued by RadView Software Ltd. on December 21, 2004 announcing execution of the license and distribution agreement with ASG.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                                                RADVIEW SOFTWARE LTD.

Date:  December 21, 2004                                                    /s/ CHRISTOPHER DINEEN

                                                                                                Christopher Dineen

                                                                                                Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	DESCRIPTION

99.1	Press release issued by RadView Software Ltd. on December 21, 2004 announcing execution of the license and distribution agreement with ASG.